Exhibit (a)(1)(E)

CIENA CORPORATION

and

CYRAS SYSTEMS, LLC

Offer to Purchase for Cash

All of the Outstanding Cyras Systems, LLC
4 1/2% Convertible Subordinated Notes
Due August 15, 2002 at $1,189.42
Per $1,000 Principal Due at Maturity
(CUSIP Number 23281W-AA-9)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 29, 2002, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

      Enclosed for your consideration are the Offer to Purchase, dated April 1, 2002 (the “Offer to Purchase”), and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) setting forth an offer by CIENA Corporation, a Delaware corporation (“CIENA”) and its wholly-owned subsidiary, Cyras Systems, LLC, a Delaware limited liability company (“Cyras”), to purchase all of the outstanding Cyras Systems, LLC 4  1/2% Convertible Subordinated Notes due August 15, 2002 (the “Notes”), at a price to be paid in cash of $1,189.42 per $1,000 principal due at maturity (the “Offer Consideration”), upon the terms and subject to the conditions of the Offer. Also enclosed herewith is certain other material related to the Offer, including a letter to Noteholders from Gary B. Smith, CIENA’s President and Chief Executive Officer.

      CIENA and Cyras will purchase all Notes properly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer.

      The Offer Consideration will be paid in cash with respect to all Notes purchased.

      We are the holder of record of Notes held for your account. As such, a tender of such Notes can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Notes held by us for your account.

      Accordingly, we request instructions as to whether you wish us to tender any or all of the Notes held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

      Your attention is directed to the following:

1. All Notes purchased by CIENA and Cyras in the Offer will be purchased at a price to be paid in cash of $1,189.42 per $1,000 principal due at maturity, less any required withholding of taxes, upon the terms, and subject to the conditions set forth, in the Offer.

2. The Offer is for all of the outstanding Notes. The Offer is also subject to certain conditions set forth in Section 5 of the Offer to Purchase.

3. The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on April 29, 2002, unless the Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf.

4. Tendering Noteholders will not be obligated to pay any brokerage commissions or solicitation fees on the purchase by CIENA and Cyras of Notes in the Offer. If you hold your Notes with your broker or bank, we urge you to consult with your broker or bank to determine whether service charges or other fees are applicable.

      The Board of Directors of CIENA and the sole member of Cyras have approved the making of the Offer. However, Noteholders must make their own decisions whether to tender Notes and, if so, the amount of Notes to tender. Neither CIENA or its Board of Directors nor Cyras or its member make any recommendation to any Noteholder as to whether to tender or refrain from tendering Notes. CIENA and Cyras have been advised that none of their directors and officers hold Notes. You should note that as of the date of this Offer, the conversion price for CIENA common stock contained in the Notes is higher than the market price of CIENA common stock. You are urged to obtain a current market price for CIENA common stock.

      If you wish to have us tender any or all of your Notes held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase, please so instruct us by completing, executing and returning to us the attached Instruction Form. An envelope to return your instructions to us is enclosed. If you authorize tender of your Notes, all such Notes will be tendered unless otherwise specified on the Instruction Form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

      The Offer is being made to all holders of Notes. Neither CIENA nor Cyras is aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If CIENA and Cyras become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, CIENA and Cyras will make a good faith effort to comply with such law. If, after such good faith effort, CIENA and Cyras cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Notes residing in such jurisdiction.

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INSTRUCTION FORM

WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING CYRAS SYSTEMS, LLC
4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE AUGUST 15, 2005
AT $1,189.42 PER $1,000 PRINCIPAL DUE AT MATURITY
(CUSIP Number 23281W-AA-9)

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 1, 2002, and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) in connection with the Offer by CIENA Corporation (“CIENA”) and Cyras Systems, LLC (“Cyras”) to purchase all of the outstanding Cyras Systems, LLC 4 1/2% Convertible Subordinated Notes due August 15, 2005 at $1,189.42 per $1,000 principal due at maturity, upon the terms and subject to the conditions of the Offer.

      This will instruct you, the holder of record, to tender to CIENA and Cyras the amount of Notes indicated below (or, if no number is indicated below, all Notes) that are held by you for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

NOTES TENDERED

☐	If fewer than all Notes are to be tendered, please check the box and indicate below the aggregate principal amount of Notes to be tendered by us. Please note that tenders of Notes will be accepted only in respect of principal amounts at maturity equal to $1,000 or integral multiples thereof.

$

Unless otherwise indicated, it will be assumed that all Notes held by us for your account are to be tendered.

      The method of delivery of this document is at the election and risk of the tendering Noteholders. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

Sign Here:

Signature(s)

Name(s):

(Please print name(s))

Address(es):

(Include Zip Code)

Dated: ______________________________, 2002	______________________________________________
(Tax Identification or Social Security Number(s)

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